Exhibit 10.11

TRADEWEB MARKETS LLC

OPTION AGREEMENT

2018 SHARE OPTION PLAN

THIS AGREEMENT (the “Agreement”), is made effective as of [_____] (the “Date of Grant”), between Tradeweb Markets LLC, a Delaware limited liability company (the “Company”), and [________] (the “Participant”).

RECITALS:

WHEREAS, the Board has adopted the Tradeweb Markets LLC 2018 Share Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan; and

WHEREAS, the Company has determined that it would be in the best interests of the Company and its Members to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the Participant’s services and of the mutual covenants hereinafter set forth, the parties agree as follows:

1.           Grant of the Option. The Company hereby grants to the Participant an option (the “Option”) to purchase [___] of the Company’s Class C Shares (the “Shares”). Fifty percent (50%) of the Shares subject to the Option will be subject solely to the time-based vesting conditions set forth in Section 3(a) below (the “Time-Vesting Portion”), and fifty percent (50%) of the Shares subject to the Option will be subject solely to the performance-based vesting conditions set forth in Section 3(c) below (the “Performance-Vesting Portion”). The Option Price shall be $_______ per Share, which the Company and the Participant agree is not less than the Fair Market Value of a Share as of the date hereof.

2.           Term. The Option shall terminate in full on the earliest to occur of (i) the 10th anniversary of the Date of Grant, (ii) the termination of the Participant’s Employment by the Company for Cause (or resignation of Employment when grounds for Cause exist), (iii) a breach of any restrictive covenant in favor of the Company Group to which the Participant is subject (including Sections 7 and 8 hereof), and (iv) the expiration of the Post Termination Exercise Period (as defined in Section 4 below).

3.           Vesting. The portion of the Option that has become vested as described in this Section 3 is hereinafter referred to as the “Vested Portion.”

(a)          Time-Vesting Portion. Subject to earlier termination or cancellation of the Option as set forth herein, the Time-Vesting Portion shall become vested (but not exercisable) with respect to the percentages set forth below on the dates set forth below:

(i)          Prior to January 1, 2019, no portion of the Time-Vesting Portion shall be vested;

(ii)         On and after January 1, 2019, the Time-Vesting Portion shall be vested with respect to an aggregate of 25% of the Shares subject to the Time-Vesting Portion, provided that the Participant’s Employment has not terminated as of such date;

(iii)        On and after January 1, 2020, the Time-Vesting Portion shall be vested with respect to an aggregate of 50% of the Shares subject to the Time-Vesting Portion, provided that the Participant’s Employment has not terminated as of such date;

(iv)        On and after January 1, 2021, the Time-Vesting Portion shall be vested with respect to an aggregate of 75% of the Shares subject to the Time-Vesting Portion, provided that the Participant’s Employment has not terminated as of such date; and

(v)         On and after January 1, 2022, the Time-Vesting Portion shall be vested with respect to an aggregate of 100% of the Shares subject to the Time-Vesting Portion, provided that the Participant’s Employment has not terminated as of such date.

(b)          Notwithstanding Section 3(a) hereof:

(i)          in the event of a Change of Control, the Time-Vesting Portion shall automatically become vested with respect to 100% of the Shares subject to the Time-Vesting Portion (to the extent still unvested) if the Participant’s Employment with the Company is still active on the date of such Change of Control (or if the Participant’s Employment was terminated by the Company without Cause or by the Participant for Good Reason, in either case, in the 90 days immediately prior to the consummation of such Change of Control); and

(ii)         in the event of an IPO, the portion of the Time-Vesting Portion scheduled to become vested on the last two vesting dates described above (January 1, 2021 and January 1, 2022) shall automatically become vested (to the extent still unvested) if the Participant’s Employment with the Company is still active on the date of such IPO (or if the Participant’s Employment was terminated by the Company without Cause or by the Participant for Good Reason, in either case, in the 90 days immediately prior to the closing of such IPO).

(c)          Performance-Vesting Portion. Subject to earlier termination or cancellation of the Option as set forth herein, the Performance-Vesting Portion shall become vested (but not exercisable) as follows (if at all) as of the relevant Performance-Vesting Date, provided that the Participant’s employment has not terminated prior to the earlier of the relevant Performance-Vesting Date or the relevant Performance Back-End Date (as defined below):

(i)          EBITDA-Based Portion. Fifty percent (50%) of the Performance-Vesting Portion is eligible to become vested (but not exercisable) in four equal installments upon the Company’s achievement with respect to the relevant calendar year of Actual EBITDA equal to or greater than the EBITDA Target set forth in the table below for such calendar year (the “EBITDA-Based Portion”):

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Calendar Year	Portion of EBITDA- Based Portion Eligible to Become Vested	EBITDA Target
2018	25%	Equal to Actual EBITDA for 2018
2019	25%	The product of (a) 98% of 2018 EBITDA Target and (b) 1.086
2020	25%	The product of (a) 2019 EBITDA Target and (b) 1.088
2021	25%	The product of (a) 2020 EBITDA Target and (b) 1.082

(ii)         Revenue-Based Portion. Fifty percent (50%) of the Performance-Vesting Portion is eligible to become vested (but not exercisable) in four equal installments upon the Company’s achievement with respect to the relevant calendar year of Actual Revenue equal to or greater than the Revenue Target set forth in the table below for such calendar (the “Revenue-Based Portion”):

Calendar Year	Portion of Revenue- Based Portion Eligible to Become Vested	Revenue Target	Revenue Growth Target
2018	25%	Equal to Actual Revenue for 2018	n/a
2019	25%	The product of (a) 98% of 2018 Revenue Target and (b) 1.09	9%
2020	25%	The product of (a) 2019 Revenue Target and (b) 1.075	7.5%
2021	25%	The product of (a) 2020 Revenue Target and (b) 1.066	6.6%

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Notwithstanding the foregoing, if the Revenue Target is not fully achieved for any calendar year, a portion of the Revenue-Based Portion that is otherwise eligible to vest shall become vested if actual Revenue growth for such calendar year is at least 80% of the Revenue Growth Target listed above for such calendar year, with 0% of the Revenue-Based Portion for such calendar year vesting upon achieving 80% of the Revenue Growth Target and 100% of the Revenue-Based Portion for such calendar year vesting upon achieving 100% of the Revenue Growth Target (and performance achievement between 80% and 100% determined based on straight-line interpolation from 0% to 100%).

(iii)        If the EBITDA Target or Revenue Target is not fully achieved for any year during the Performance Period, the portion of the Performance-Vesting Portion eligible to become vested in such year shall become vested the first time the relevant EBITDA Target or Revenue Target for such later year is fully achieved, if at all, with respect to any later year during the Performance Period.

(iv)        For purposes of this Agreement,

(1)	“Actual EBITDA” shall mean the EBITDA actually achieved by the Company with respect to a calendar year during the Performance Period, plus the excess (if any) of Actual EBITDA in each of the two preceding calendar years over the EBITDA Target for such calendar year (but only to the extent there was an EBITDA Target applicable to such calendar year and the excess amount was not previously credited to an EBITDA Target).

(2)	“Actual Revenue” shall mean the Revenue actually achieved by the Company with respect to a calendar year during the Performance Period, plus the excess (if any) of Actual Revenue in each of the two preceding calendar years over the Revenue Target for such calendar year (but only to the extent there was a Revenue Target applicable to such calendar year and the excess amount was not previously credited to a Revenue Target).

(3)	“EBITDA” shall mean Revenue less Expenses.

(4)	“EBITDA Target” and “Revenue Target” shall mean the figure described in the relevant cell of the relevant table set forth above; provided that each such figure may be equitably adjusted upwards or downwards by the Management Equity Committee to account for material events such as acquisitions, dispositions or other similar significant events.

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(5)	“Expenses” shall mean the operating expenses of the Company incurred and recognized in accordance with generally accepted accounting principles (for the avoidance of doubt, including but not limited to equity compensation expenses and software capitalization), provided, however, that Expenses shall not include all amounts attributable to depreciation and amortization of tangible and intangible assets, capital expenditures, interest expense, income tax expense or expenses that could reasonably be considered extraordinary or unusual and non-recurring in nature.

(6)	“Performance Back-End Date” shall mean, with respect to any calendar year during the Performance Period, March 31 of the following calendar year.

(7)	“Performance Period” shall mean the period between calendar year 2018 through and including calendar year 2021.

(8)	“Performance-Vesting Date” shall mean the date (which shall be no later than the Performance Back-End Date, as defined above), in the calendar year following the calendar year to which a relevant performance condition applies, on which the Management Equity Committee determines that the Revenue Target and/or the EBITDA Target, as applicable, has been achieved based on the Company’s audited financials for such year. For the sake of clarity, if the Participant’s Employment terminates (other than on account of Retirement) following the end of a calendar year but prior to the Performance-Vesting Date for the Performance-Based Portion for such calendar year, that portion of the Performance-Based Portion shall nevertheless be forfeited on such Participant’s termination date.

(9)	“Revenue” shall mean the revenue of the Company earned in accordance with generally accepted accounting principles, without accounting for any reductions for contingent consideration.

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(d)          Notwithstanding Section 3(c) hereof, (i) if a Change of Control occurs prior to the Performance-Vesting Date associated with the final calendar year of the Performance Period, any portion of the Performance-Vesting Portion that remains unvested shall be eligible to become vested as of the Change of Control to the extent the applicable remaining EBITDA Target(s) or Revenue Target(s) will have been deemed satisfied as of the Change of Control. For purposes of the foregoing, an EBITDA Target or Revenue Target shall be calculated based on the Company’s most recent performance and deemed satisfied to the extent the Management Equity Committee determines in good faith that the equity value implied in the Change of Control transaction equals or exceeds the equity value implied by the applicable EBITDA Target or Revenue Target. Any portion of the Performance-Vesting Portion that remains unvested upon a Change of Control after application of the preceding two sentences shall be forfeited upon the Change of Control.

(e)          Notwithstanding Section 3(c) hereof, if a Participant’s Employment has terminated due to Retirement, a pro-rata portion (based on days completed in the applicable calendar year through the date of Retirement) of the Performance-Vesting Portion that is otherwise eligible to become vested in the calendar year of Retirement shall remain outstanding and shall become vested on the applicable Performance-Vesting Date to the extent the EBITDA Target and/or the Revenue Target (as applicable) with respect to the calendar year of Retirement is achieved.

4.          Termination of Employment. If the Participant’s Employment is terminated by the Company for Cause, the Option shall, whether or not vested and whether or not an Exercise Notice (as defined in Section 6) has been delivered, be automatically canceled without payment of consideration therefor. Except as otherwise provided herein, including Section 9, upon the termination of the Participant’s Employment for any reason other than Cause, the portion of the Option that is not vested on the date of termination of Employment shall be automatically cancelled by the Company without payment of consideration therefor (subject, however, to the final clauses of Section 3(b)(i) and (ii) and Section 3(c), relating to the Performance Back-End Date), and the Vested Portion shall remain outstanding and exercisable for (i) in the case of the Participant’s resignation without Good Reason, 45 days following the later of (u) the date of resignation and (v) the date on which the Vested Portion first becomes exercisable, (ii) in the case of a termination of the Participant’s Employment by the Company without Cause or by the Participant for Good Reason, the ninety (90) day period following the later of (w) the date of termination and (x) the date on which the Vested Portion first becomes exercisable, or (iii) in the case of a termination of the Participant’s Employment on account of death or Disability, the one (1) year period following the later of (y) the date of termination and (z) the date on which the Vested Portion first becomes exercisable (in each case, the “Post Termination Exercise Period”). Notwithstanding the foregoing but subject to Section 9, in the case of the Participant’s Retirement, the Vested Portion (including any portion that becomes vested pursuant to Section 3(e) following the Participant’s Retirement) shall remain outstanding until the expiration of the term set forth in Section 2 (without regard to clauses (ii) and (iv) thereof), or until such Vested Portion is exercised, if earlier.

5.           Exercise of the Option. Subject to the provisions of the Plan and this Agreement, the Participant may exercise the Vested Portion (prior to the expiration of the term set forth in Section 2, as modified by the last sentence of Section 4) only to the extent forth below:

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(a)          IPO. The Participant may exercise the Vested Portion at any time following the closing of an IPO.

(b)          Change of Control. The Participant may exercise the Vested Portion during the 15 day period described in Section 7(b) of the Plan (or such longer period as the Management Equity Committee may allow for such purpose).

(c)          Partial Sale. In connection with any tag-along sale described in Section 9.3 of the Operating Agreement in which the Class A Members as a group are selling in the aggregate at least 25% of the Company’s fully diluted equity (by value), the Participant may participate in such sale to the extent provided in Section 9.3 of the Operating Agreement but solely with respect to the Vested Portion.

6.           Method of Exercise.

(a)          Subject to Section 5, the Vested Portion may be exercised by delivering to the Company at its principal office written notice of intent to so exercise (an “Exercise Notice”). Such notice shall specify the number of Shares with respect to which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the aggregate Option Price of the Vested Portion being so exercised in cash or by check or wire transfer; provided, however, that payment of such aggregate Option Price may instead be made, in whole or in part, (A) by the delivery to the Company of a certificate or certificates, book-entry position or other applicable documentation representing Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, duly endorsed, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such Shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise); provided, that the Company is not then prohibited under applicable law, rules or regulations from purchasing or acquiring such Shares, (B) if such exercise occurs prior to the expiration of any underwriters’ lockup associated with an IPO (including any time prior to an IPO) and the Participant’s Employment has not terminated or the Participant is a Good Leaver, by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, or (C) if such exercise occurs following the expiration of any underwriters’ lockup associated with an IPO, by making arrangements through a registered broker-dealer pursuant to cashless exercise procedures established by the Compensation Committee from time to time, but only if the Participant has first requested that the Company “net settle” the Options (using the method described in the foregoing clause (B)) and the Company has declined to do so. An Exercise Notice, once delivered, shall be irrevocable. If a Participant’s Employment terminates other than for Cause following the delivery of an Exercise Notice, the Exercise Notice shall be honored by the Company pursuant to the applicable provisions of this Agreement. For the avoidance of doubt, the Participant shall not have any rights to distributions or other rights of a Member with respect to Shares subject to the Option other than as explicitly set forth in the Plan or the Operating Agreement until the Participant has given written notice of exercise of the Option, has paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Management Equity Committee or pursuant to the Plan, this Agreement or the Operating Agreement.

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(b)          Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange (collectively, the “Legal Requirements”) that the Management Equity Committee shall reasonably and in good faith determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Management Equity Committee may establish additional procedures as it deems necessary and reasonable in good faith in connection with the exercise of the Option or the issuance of any Shares to comply with any Legal Requirements. Such procedures may include, but are not limited to, that following receipt of the notice of exercise and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Management Equity Committee.

(c)          Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates or other documentation in the Participant’s name, or evidence of book entry Shares, for such Shares. Such certificates or other documentation will be held by the Company on behalf of the Participant until such time as the Shares represented by such certificates or other documentation are transferred as permitted by the Operating Agreement.

(d)          In the event of the Participant’s death or Disability, the Vested Portion shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution, as the case may be, during the periods set forth in Section 5 (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall assume the rights herein granted subject to the terms and conditions hereof.

(e)          As a condition to the grant of this Option, the Participant, if not already party to the Operating Agreement, shall become a party to the Operating Agreement by signing a Joinder Agreement thereto and, without limiting the generality of the foregoing, the Participant acknowledges that, prior to an IPO, Shares acquired pursuant to exercise of the Option shall be subject to the Section 9.7 of the Operating Agreement (regarding the repurchase of Shares by the Company).

(f)          In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any portion of the Option, the Participant shall, with respect to such exercise, remit to the Company any applicable withholding taxes, which the Participant may remit by making a “cashless” or “net settlement” election to the extent permitted by Section 13.

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7.           Unauthorized Disclosure.

(a)          The Participant agrees and understands that in his or her position with the Company, he or she has been and will be exposed to and will receive confidential and proprietary information relating to the affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, and expansion plans of the Company and its Affiliates (including, without limitation, confidential and proprietary ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”); provided, however, that the term "Confidential Information" shall not apply to information which is of public record, disclosed or available to the industry generally. The Participant agrees that at all times during his or her employment with the Company and thereafter, except as the Participant determines in good faith to be appropriate in the discharge of his or her duties with the Company and its Affiliates, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his or her employment with the Company, unless required by law to disclose such information, in which case the Participant shall, to the extent permitted, provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of his or her employment with the Company, the Participant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to his or her employment with the Company, and any copies thereof in the Participant’s (or capable of being reduced to his or her) possession; provided that the Participant shall be entitled to retain (a) personal items, (b) his or her rolodex or other list of contacts, and (c) information relating to his or her compensation, employee benefits and tax records.

(b)          Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Participant understands and acknowledges that (a) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, the Participant not be required to give prior notice to (or get prior authorization from) any member of the Company Group regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or its Affiliates’ attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Board.

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8.           Nonsolicitation; Noncompetition. Participant acknowledges that in the course of Participant’s employment with Company and/or its Affiliates Participant will or has become familiar with Company’s trade secrets and with other Confidential Information and that Participant’s services have been and will be of special, unique and extraordinary value to Company and/or its Affiliates. Participant further acknowledges that Participant will be responsible for developing, growing and continuing customer relationships or the Company Group’s technology that Participant acknowledges are either part of the Company Group’s existing business and/or were developed or initiated during the course of Participant’s employment with Company Group using the Company Group’s resources and for the Company Group’s benefit. Participant further acknowledges that, by virtue of Participant’s employment with Company Group, Participant will gain knowledge of the identity, characteristics, and preferences of Company Group’s customers and clients, among other Confidential Information, and that Participant would inevitably have to draw on such information if Participant were to solicit or service Company’s customers and clients on behalf of a Restricted Enterprise (as defined herein). Accordingly, the Participant hereby agrees that:

(i)          during Participant’s Employment and for a period of six (6) months immediately thereafter (the “Restriction Period”), he or she will not, whether acting individually or through any person, firm, corporation or any other entity, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended or are otherwise listed on an internationally recognized stock exchange, standing alone, be prohibited by this Section 8(i), so long as he or she does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged in any geographic area in any business conducted by or proposed to be conducted by the Company or any of its Affiliates in the Company Group’s business plans as in effect at that time.

(ii)         during the Restriction Period plus six (6) months, he or she will not, whether acting individually or through any person, firm, corporation or any other entity, directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such termination of Employment was, an employee of the Company or its Affiliates.

(iii)        during the Restriction Period plus six (6) months, he or she will not, whether acting individually or through any person, firm, corporation or any other entity, directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company Group and any of their customers or clients so as to cause harm to the Company or its Affiliates.

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9.           Right to Terminate Option. The Participant understands and agrees that the Company is granting to the Participant the Option hereunder to reward the Participant for the Participant’s future efforts and loyalty to the Company by giving the Participant the opportunity to participate in the potential future appreciation of the Company. Accordingly, if, at any time the Participant breaches Section 7 or 8 hereof, the Option (including any Vested Portion) automatically shall be cancelled and be of no further force and effect without further action by the Company, including on or following a Retirement.

10.         No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliates’ right to terminate the Employment of such Participant.

11.         Legend on Certificates. The certificates, book-entry position or other applicable documentation representing the Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Management Equity Committee reasonably deems in good faith to be required under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws, and the Management Equity Committee may cause a legend or legends to be put on any such certificates, book-entry position or other documentation to make appropriate reference to such restrictions.

12.         Transferability. Unless otherwise determined by the Management Equity Committee, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than (i) pursuant to a Permitted Transfer, (ii) pursuant to the Operating Agreement or (iii) by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Management Equity Committee shall have been furnished with written notice thereof and a copy of such evidence as the Management Equity Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant or the transferee holding the Option pursuant to a Permitted Transfer.

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13.         Withholding. The Participant shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Option, its exercise or any payment or transfer under, or with respect to, the Option and to take such other action as may be necessary in the reasonable opinion of the Management Equity Committee to satisfy all obligations for the payment of such withholding taxes. The Participant shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder. Prior to the expiration of any underwriters’ lockup associated with an IPO, if the Participant’s Employment has not terminated or the Participant is a Good Leaver, the Participant may choose to satisfy such obligations by electing at the time of exercise to reduce the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the minimum withholding and employment taxes payable in respect of the Purchased Shares. Following the expiration of any underwriters’ lockup associated with an IPO, the Participant may satisfy such obligations by making arrangements through a registered broker-dealer pursuant to cashless exercise procedures established by the Compensation Committee from time to time, but only if the Participant has first requested that the Company “net settle” the Options (using the method described in the immediately preceding sentence) and the Company has declined to do so.

14.         Representations. The Participant represents to the Company as follows (Section 14(a) through Section 14(g), the “Representations”):

(a)          The Participant is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Securities Act”).

(b)          The Participant is acquiring the Option for investment for the Participant’s own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof except in compliance with the Operating Agreement and as permitted by law, including without limitation the Securities Act. The Participant does not have any present intent to resell or distribute all or any part of the Option or any Shares underlying the Option.

(c)          The Participant has been advised that the Option has not been registered under the Securities Act, and that the Option or any Shares underlying the Option may not be sold or otherwise disposed of unless it is registered thereunder or an exemption from registration is available and that accordingly the Participant may be required to bear the economic risk of the investment for an indefinite period of time. The Participant also understands that the Company does not have any intention of registering the Shares acquired upon exercise of the Optio under the Securities Act or of supplying the information which may be necessary to enable the Participant to sell the Option or any Shares underlying the Option pursuant to Rule 144 under the Securities Act.

(d)          The Participant has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, the Company and its subsidiaries and the business and prospects of the Company and its subsidiaries as it deems necessary to evaluate the merits and risks related to the Option and no representations concerning such matters or any other matters related to such investment have been made to the Participant except as set forth in this Agreement. The Participant has had the opportunity to consult the Participant’s own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Participant, including the tax and other economic considerations related to the investment.

(e)          The Participant (i) has knowledge and experience in financial and business matters such that the Participant is capable of evaluating the merits and risks of ownership and exercise of the Option as contemplated by this Agreement and (ii) understands and has taken cognizance of all risk factors related to ownership and exercise of the Option.

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(f)          The Participant has been informed that the offer of the Option is being made pursuant to an exemption from the registration requirements of the Securities Act relating to transactions by an issuer not involving a public offering, and that, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other governmental authority.

(g)          The Participant is not acquiring the Option as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television, radio or internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to the Participant in connection with investments in securities generally.

The Participant will be deemed to make the Representations with respect to Shares acquired upon each exercise of the Option.

15.         Securities Laws and Underwriters’ Lockup. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Management Equity Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The Participant shall not Transfer any Shares acquired by the Participant under the Plan for a period commencing on the day the Company notifies the Participant that the Company is in registration under the applicable securities laws until (i) 180 days following the pricing date of an IPO and (ii) 90 days after the pricing date of any subsequent offering or, in each case, (x) such longer period of time as may be reasonably requested by the Company’s underwriter(s) in connection with such IPO or subsequent offering and (y) if such IPO or subsequent offering is in connection with a sale or similar corporate transaction, such longer period of time as may be set forth in any lock-up or market stand-off agreement executed by the beneficial owners of at least twenty five percent (25%) of the outstanding Shares immediately before such sale or similar corporate transaction. The Participant shall execute and deliver such agreements as may be reasonably requested by the Company or its underwriter(s) that are consistent with the foregoing or which are necessary to give further effect thereto.  The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing restriction until the end of the applicable period.

16.         Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s heirs, executors, administrators and successors.

17.         Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

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18.         Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of laws.

19.         Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan, as applicable, will govern and prevail.

20.         Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior representations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

TRADEWEB MARKETS LLC

By:
Name:
Title:

Agreed and acknowledged as
of the date first above written:

[Participant]